Press Release

February 21, 2003

For Immediate Release
---------------------

For Information Contact:
R. Ray Pate, Jr., President and CEO - 202.969.1866


NCRIC Group, Inc. Announces Fourth Quarter, Year-end Results

Washington, D.C. -- NCRIC Group, Inc. (Nasdaq: NCRI), a leading provider of medical professional liability insurance and physician practice management services in the Mid-Atlantic region, today reported operating results for its fourth quarter and twelve months ended December 31, 2002.

Fourth quarter net income was $801,000, or $0.22 per diluted share, compared to a net loss of $312,000 for the same quarter in 2001. Net realized investment gains were $313,000 for the quarter, compared to net realized investment losses of $312,000 for the same period in 2001. Operating income for the fourth quarter was $488,000, compared to operating income of zero in 2001. Operating income is defined as net income excluding net realized investment gains or losses, all on an after-tax basis.

For the twelve months ended December 31, 2002, net income totaled $742,000, or $0.20 per diluted share, compared to net income of $1.6 million, or $0.44 per diluted share, for the twelve months ended December 31, 2001. Year-to-date results were negatively impacted by an allowance for uncollectible premiums receivable and unfavorable development of losses on claims reported in prior years. Additionally, net realized investment losses totaled $86,000 for 2002 compared to $183,000 for 2001.

Operating income for the twelve months ended December 31, 2002 was $828,000, or $0.23 per diluted share, compared to $1.8 million, or $0.49 per diluted share, for the same period in 2001. Excluding the charge for the premiums receivable allowance, operating income for the year was $1.6 million. While premium revenue increased 46% for the twelve months ended December 31, 2002 compared to December 31, 2001, the higher revenue was largely offset by an increase in loss and loss adjustment expenses, principally in the development of losses on claims reported in prior years, and in underwriting expenses.

Stockholders' equity increased by $3.4 million to $47.8 million at December 31, 2002, up 7% as a result of net income plus an increase in accumulated other comprehensive gain from increased unrealized gains in the investment portfolio. As of December 31, 2002, there were 3.7 million shares of NCRIC Group, Inc. common stock outstanding. Book value per share as of December 31, 2002 stood at $12.89 compared to $11.98 as of December 31, 2001 and $11.13 as of December 31, 2000.

"Over the past twelve months, our insurance segment experienced considerable expansion outside of the District of Columbia due to the contraction of medical professional liability carriers in our other market territories," said R. Ray Pate, Jr., President and CEO, NCRIC Group, Inc. "The distribution of our premium written throughout a wider geographic area assists in diversifying the risk that comes with acquiring additional market share. These favorable conditions, coupled with rate increases and the continued high level of production from our agent network, enabled us to attain a record year in new business sales and achieve significant growth in premium written in 2002."

"Despite this notable expansion, we are disappointed with the net operating results for 2002 and attribute these results to several factors," Pate continued. "As reported throughout the year, we experienced increased severity in the development of losses on claims reported in prior years. Furthermore, the increase in the allowance for uncollectible premiums receivable for the hospital-sponsored program had a direct impact on 2002 earnings."


Segment Results - Insurance Segment
(in thousands)

                                       Three Months Ended                   Twelve Months Ended
                                           December 31,                        December 31,
                                           ------------                        -------------
                                    2002                  2001          2002                   2001
                                    ----                  ----          ----                   ----

Net premiums earned                 $  8,731             $  5,882       $ 30,098               $ 20,603
Net investment income                  1,378                1,510          5,877                  6,087
Other income                             262                  134            925                    515
                                    --------             --------       --------               --------
Total segment revenue                 10,371                7,526         36,900                 27,205



                                       2



Losses & LAE                           7,757                5,953         26,829                 18,858
Underwriting expenses                  1,909                1,255          8,175                  4,885
Other expenses                            28                   91            442                    350
                                    --------             --------       --------               --------
Total segment expenses                 9,694                7,299         35,446                 24,093
                                    --------             --------       --------               --------
Pre-tax operating results                677                  228          1,454                  3,112
Realized inv. gains (losses)             473                 (472)          (131)                  (278)
                                    --------             --------       --------               --------
Pre-tax segment results             $  1,150             $   (245)      $  1,323               $  2,834
                                    ========             ========       ========               ========

For the twelve months ended December 31, 2002, new business written (excluding the 100% ceded HCA program) was $12.7 million, up $500,000 or 4%, from $12.2 million for the same twelve month period in 2001. New business written, coupled with the increased premium rates, resulted in a 46% increase in net premiums earned. The strain on current period earnings as a result of the large increase in new business written, combined with investment yield declines, resulted in pressure on short-term profitability. The cost for claims reported in 2002 increased due to the rise in exposure. The development of losses for claims originally reported in prior years reduced earnings in 2002.

New Premium Written
(in thousands)

                       Three Months Ended                       Twelve Months Ended
                           December 31,                              December 31,
                           ------------                              -------------
                    2002                  2001                2002                   2001
                    ----                  ----                ----                   ----

Direct              $   573               $   283             $ 2,309                $ 1,206
Agent                 1,875                 3,858               9,988                 10,964
HCA                      59                     -                 793                      -
Princeton                21                     -                 403                      -
                    -------               -------             -------                -------
Total               $ 2,528               $ 4,141             $13,493                $12,170
                    =======               =======             =======                =======

Net Premiums Earned

Net premiums earned for the three months ended December 31, 2002 increased by $2.8 million, or 47%, to $8.7 million from $5.9 million for the three months ended December 31, 2001. This increase primarily reflects growth in policies in force as a result of net new business written combined with the increases in base premium rates.

Net premiums earned increased by $9.5 million, or 46%, to $30.1 million for the year ended December 31, 2002 from $20.6 million for 2001. This increase primarily reflects growth in policies in force as a result of net new business written combined with the rise in base premiums. Due to the 2001 decision not to provide a renewal premium credit for 2002 renewals, net premiums earned were higher by $300,000 in 2002 compared to 2001. Additionally, net premiums earned through December 31, 2002, includes a decrease of $197,000 from the December 31, 2001 level due to favorable loss development in the hospital-sponsored retrospectively rated programs. Under these programs, additional premiums are either earned or returned based on a group's adverse or favorable loss experience. Reinsurance ceded premiums were higher in 2002 compared to 2001 by $1.3 million due to less favorable development under the swing-rated reinsurance treaty.

During 2000, it was determined that one of NCRIC's hospital-sponsored retrospective programs would not be renewed. In accordance with the terms of the contract, in 2000 NCRIC billed the hospital sponsor $1.3 million, and an additional $700,000 was billed during 2002 based on the actual accumulated loss experience of the terminated program. As a result of the amount billed in 2002, written premium for the twelve months ended December 31, 2002 increased by a net amount of $372,000 over 2001, while net earned premium was unaffected by the billing.

NCRIC initiated legal proceedings to collect the unpaid receivable because the original 2000 bill was not paid when due. NCRIC has filed a motion for summary judgment, which has not yet been decided. The hospital sponsor stopped admitting patients in May 2002 and sold its principal assets during the third quarter of 2002.

Although NCRIC continues to pursue the claim, based on information received during the third quarter of 2002 and consultation with legal counsel, it appears the hospital assets may not be sufficient to cover its liabilities, including NCRIC's claim. Accordingly, in the third quarter of 2002 NCRIC increased its allowance for uncollectibility by $1.2 million to cover 100% of the amount receivable. The charge for the allowance is included in underwriting expense. Since the amount due is significant, NCRIC will continue to pursue collection of the amount it is due. Legal fees incurred through the twelve-month period ended December 31, 2002 for this action were approximately $180,000 higher than in 2001.

Gross Premiums Written

Gross premiums written of $8.6 million increased by $3.0 million for the three months ended December 31, 2002 from $5.6 million for the three months ended December 31, 2001. For the twelve months ended December 31, 2002, gross premiums written of $51.8 million increased $17.3 million, or 50%, from $34.5 million for the twelve months ended December 31, 2001. This increase was due to net new business combined with the premium rate increase effective January 1, 2002. Net new business written consists of new premium offset by policy terminations.

The distribution of premium written shows notable growth in NCRIC's market areas outside of the District of Columbia. NCRIC continues to maintain strict underwriting standards as it expands its business.

Gross Premium Written By State
(in thousands)


                                  Twelve Months Ended December 31,
                                  --------------------------------
                                  2002                        2001
                                  ----                        ----

District of Columbia        $ 21,796   42%             $ 17,486   51%
Virginia                      14,863   29%                7,853   23%
Maryland                       5,663   11%                5,236   15%
West Virginia                  6,492   13%                2,886    8%
   WV - HCA                      793    1%                    -    -
   WV - Princeton                403    1%                    -    -
Delaware                       1,789    3%                  998    3%
                            --------  ----             --------  ----
Total                       $ 51,799  100%             $ 34,459  100%


Loss and Loss Adjustment Expenses
(in thousands)

                                      Three Months Ended          Twelve Months Ended
                                         December 31,                 December 31,
                                         ------------                 ------------
                                      2002          2001          2002           2001
                                      ----          ----          ----           ----
Incurred losses and LAE related to:
   Current year - losses              $  6,759      $  6,358      $ 24,063       $ 23,056
   Prior years - development               998          (405)        2,766         (4,198)
                                      --------      --------      --------       --------
Total incurred for the period         $  7,757      $  5,953     $  26,829       $ 18,858
                                      ========      ========     =========       ========

Total incurred loss and LAE of $7.8 million for the three months ended December 31, 2002 increased by $1.8 million from the $6.0 million incurred for the three months ended December 31, 2001. For the year ended December 31, 2002, total incurred loss and LAE of $26.8 million increased by $7.9 million from the $18.9 million incurred for the year ended December 31, 2001. The increase in current year losses to $24.1 million for the twelve months ended December 31, 2002 and to $6.8 million for the fourth quarter reflects the rise in the level of liability exposure as a result of expanding business. The adverse development of losses reported in prior years in both the fourth quarter and twelve-month period reflects the upward pressure of severity of losses as reported previously and a rise in the cost of settling claims. Prior year development results from the re-estimation and settlement of individual losses not covered by reinsurance, which are generally losses under $500,000.

Combined Ratio Results

                                    Twelve Months Ended
                                        December 31,
                                    -------------------
                                    2002           2001
                                    ----           ----
Loss and LAE ratio:
     Current year losses             79.9%         111.9%
     Prior years losses               9.2          (20.4)
                                    ------         ------
Total Loss and LAE ratio             89.1           91.5
Underwriting expense ratio           27.2           23.7
                                    ------         ------
Combined ratio                      116.3%         115.2%
                                    ======         ======

The combined ratio of 116.3% for the twelve months ended December 31, 2002 reflects the higher level of earned premiums combined with the increase in underwriting costs offset by a lower incurred loss ratio. The lower current year loss ratio reflects the benefit of the increased premium rate levels and a moderation of claims frequency. The higher underwriting expense component includes the impact (4.1%) of the increase in the allowance for uncollectible premiums receivable from a hospital-sponsored program as noted previously.

Segment Results - Practice Management Services Segment
(in thousands)

                             Three Months Ended          Twelve Months Ended
                                 December 31,                December 31,
                                 ------------                ------------
                             2002          2001          2002           2001
                             ----          ----          ----           ----

Client revenue               $  1,393      $  1,534      $  5,886       $  6,239
Investment income                   5            10            27             55
                             --------      --------      --------       --------
Total segment revenue           1,398         1,544         5,913          6,294
Expenses                        1,361         1,703         5,830          6,089
                             --------      --------      --------       --------
Pre-tax segment results      $     37      $   (159)     $     83       $    205
                             ========      ========      ========       ========


Pre-tax income from NCRIC's practice management segment decreased for the year 2002 compared to 2001 primarily as a result of a decrease in client revenue. Fourth quarter 2002 results show an improvement over the 2001 fourth quarter due to lower expenses.

Client revenue in the Practice Management Services Segment was $1.4 million for the three months ended December 31, 2002, a decrease of $141,000 compared to the three months ended December 31, 2001. For the year 2002, practice management and related revenue totaled $5.9 million, $353,000 less than in 2001. The decreased revenue in both the fourth quarter and twelve months ended December 31, 2002 was a result of a reduced level of non-recurring consulting assignments compared to 2001.

 "We experienced a reduction in client revenue in 2002 as a result of the growing pressure on medical practice income due to reductions in the payer system," said Steve Fargis, President, NCRIC MSO, Inc. "Physicians simply have less discretionary funds available for large, long-term consulting engagements. In light of these conditions, we have adjusted our staffing level through attrition and implemented additional expense management initiatives. Furthermore, we have implemented a number of strategies, including continued promotion of our Compliance Division and increased cross-marketing to our non-physician client base, in an attempt to enhance profitability."

Practice management and related expenses for the fourth quarter and twelve months of 2002 were $300,000 lower than for the corresponding periods of 2001. Expenses decreased due to the cessation of goodwill amortization with the implementation of SFAS 142 beginning January 1, 2002; goodwill amortization totaled $388,000 in 2001. This decrease was partially offset by expense increases in the first nine months of 2002 for integration costs and transition of client service for two of the former owners as they moved toward the expiration of their employment contracts at the end of 2002.




                                                                       NCRIC Group, Inc.

                                                 Three months ended Dec. 31,       Twelve months ended Dec. 31,
                                                 2002                  2001        2002                   2001
                                                 ----                  ----        ----                   ----
                                                       (in thousands)                     (in thousands)
Revenues:
Net premiums earned                              $  8,731              $  5,882    $ 30,098               $ 20,603
Net investment income                               1,397                 1,519       5,915                  6,136
Net realized investment gains (losses)                473                  (472)       (131)                  (278)
Practice management and related income              1,370                 1,513       5,800                  6,156
Other income                                          291                   166       1,013                    602
                                                 --------              --------    --------               --------
    Total revenues                                 12,262                 8,608      42,695                 33,219
Expenses:
Losses and loss adjustment expenses                 7,757                 5,953      26,829                 18,858
Underwriting expenses                               1,906                 1,247       8,168                  4,877
Practice management expenses                        1,356                 1,698       5,811                  6,063
Other expenses                                        288                   282       1,467                  1,245
                                                 --------              --------    --------               --------
    Total expenses                                 11,307                 9,180      42,275                 31,043

Income (loss) before income taxes                     955                  (572)        420                  2,176

Income tax provision (benefit)                        154                  (260)      ( 322)                   597
                                                 --------              --------    --------               --------

Net income (loss)                                $    801              $   (312)   $    742               $  1,579
                                                 ========              ========    ========               ========

Net income per common share:
Basic                                            $   0.22              $  (0.09)   $   0.21               $   0.45
Diluted                                          $   0.22              $  (0.09)   $   0.20               $   0.44

Operating income per common share:
Basic                                            $   0.14              $   0.00    $   0.23               $   0.50
Diluted                                          $   0.13              $   0.00    $   0.23               $   0.49

Weighted average shares outstanding:
Basic                                               3,575                 3,543       3,557                  3,529
Diluted                                             3,634                 3,622       3,632                  3,615


                                                   December 31, 2002          December 31, 2001
                                                   -----------------          -----------------
                                                                  (in thousands)
Total investments, at market value                 $   120,120                $   103,125
Reinsurance recoverable                                 43,231                     30,077
Total assets                                           202,687                    161,002
Liability for losses and loss adjustment expenses      104,022                     84,560
Total liabilities                                      154,870                    116,548
Accumulated other comprehensive gain                     2,806                        474
Total stockholders' equity                              47,817                     44,454



Outlook

Second Step Conversion

On January 28, 2002, NCRIC, A Mutual Holding Company (NCRIC MHC) and NCRIC Group, Inc. (NCRIC Group) announced that their respective boards of directors approved a plan of conversion and reorganization for NCRIC MHC which will complete the transition of NCRIC Group to full stock ownership. As part of the conversion, NCRIC MHC, a mutual insurance holding company, will terminate its existence, and the ownership interest of NCRIC MHC in NCRIC Group will be offered for sale to members and others on a priority basis in a subscription offering. NCRIC MHC currently owns approximately 60% of the outstanding shares of NCRIC Group. To complete the conversion, approval is needed from the members of NCRIC MHC, the Commissioner of the District of Columbia Department of Insurance and Securities Regulation, and shareholders of NCRIC Group. It is expected that members of NCRIC MHC and shareholders of NCRIC Group will be asked to approve the proposed conversion and reorganization plan in June 2003.

The additional capital raised as a result of a successful second step conversion will assist NCRIC in pursuing the following strategic objectives: (1) Mitigate escalating reinsurance costs. NCRIC has restructured its reinsurance program as a result of rising costs in the foreign and domestic reinsurance markets. The increased level of risk retention in the current program would be further supported by the capital raised as a result of a second step conversion. (2) Increased capital. NCRIC's financial condition is evaluated on an annual basis by A.M. Best Company. In addition, NCRIC is subject to periodic financial examinations by the insurance commissioner of its jurisdiction of domicile. The growth in capital from the second step conversion will increase NCRIC's financial strength, thereby enabling the company to maintain its A.M. Best rating and continue to meet regulatory requirements. (3) Capitalize on available market opportunities. Current market conditions in the medical professional liability insurance sector have resulted in a further contraction of medical professional liability insurance carriers and continued upward pressure on pricing. The additional capital raised through a second step conversion would provide the flexibility for NCRIC to respond to growth opportunities available in its core market territories at what it believes to be increasingly profitable prices.

This statement is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by the prospectus.

Earnings

NCRIC estimates operating earnings for 2003 of up to $0.65 per share (diluted), excluding any effects of the proposed second step conversion. A number of factors could cause actual results to materially differ from NCRIC's projections. These include the following: (1) Rising claims severity. While we believe that the 2002 increase in reserves is sufficient to cover the increased severity of claims reported in prior years, there is no guarantee that reserve levels and pricing will be adequate or that loss development will not significantly deviate from previously identified trends. NCRIC believes that the trend of rising claims severity creates a continuing level of unpredictability with regard to earnings. (2) Expanding market opportunities. Continued contraction in the medical professional liability insurance industry may provide additional opportunities for NCRIC to increase its market share. However, an increased level of new premium produced in the insurance segment heightens the strain on earnings caused by rapid growth in new business. (3) Premium rate increases. Higher insurance premium rates may result in a decrease in the renewal of existing policies and in the addition of new policies. (4) Investment yield. Economic conditions, including interest rate changes and the performance of financial markets and their impact on the value of securities, may have an impact on projected earnings. (5) Reinsurance program. The implementation of NCRIC's new reinsurance program and increased level of risk retention may result in a higher level of losses and greater volatility of losses.

Reinsurance Program

NCRIC has negotiated a new reinsurance program for 2003. The restructured program was effective January 1, 2003. All claims reported prior to January 1, 2003 are subject to the terms of NCRIC's previous reinsurance program.

NCRIC has increased its level of retention for each loss from $500,000 to $1 million thereby reducing its reliance on reinsurers. The cost to purchase reinsurance coverage for 2003 at the previous retention level would have been significantly higher than the cost in the prior program.

NCRIC's new primary reinsurance program is a three year, fixed-rate treaty covering each loss up to $1 million in excess of the $1 million retention. Approximately 95% of the program is placed with the European reinsurance market. The remainder of the program is placed in the domestic reinsurance market.

Safe Harbor Information

This news release contains historical information, as well as forward-looking statements, that are based on NCRIC's estimates and expectations of future events. Associated with this are certain risks and uncertainties that could cause actual results to materially differ from those reflected in the forward-looking statements. NCRIC's financial position and results of operations are subject to fluctuations due to a variety of factors. These risks and uncertainties include:
     o general economic conditions including changes in interest rates and the performance of financial markets and their related impact on the value of securities;
     o NCRIC, Inc.'s concentration in a single line of business principally in the mid-Atlantic region (previously this risk factor solely identified NCRIC, Inc.'s concentration in a single line of business principally in the District of Columbia);
     o    the impact of  decreasing  revenues  to  healthcare  providers;
     o    the impact of managed  healthcare;
     o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;
     o    price  competition;
     o uncertainties inherent in the valuation of goodwill from the practice management segment or other acquired businesses;
     o    uncertainties   associated   with   expanding   business,    including
          uncertainties   associated  with  claims  adjudication  experience;
     o    regulatory  changes;
     o    ratings  assigned by A.M. Best  Company;
     o    the  availability  of bank  financing  and  reinsurance;
     o    the mutual holding company structure;  and
     o    uncertainties associated with NCRIC Group's acquisition strategy.

This news release also contains certain forward-looking statements regarding the plan of conversion and reorganization of NCRIC MHC. Forward-looking statements include statements regarding the anticipated closing date of the transactions, the market for the stock, and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. Associated with this are certain risks and uncertainties that could cause actual results to materially differ from those reflected in the forward-looking statements. These risks and uncertainties include:
     o    delays in completing the plan of conversion and reorganization;
     o difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame;
     o    increased competitive pressures;
     o    changes  in  the  interest  rate   environment;
     o    general  economic  conditions or the securities  market;
     o legislative and regulatory changes that could adversely affect the businesses in which NCRIC Group is engaged; and
     o    uncertainties associated with expanding business.

Other factors not currently anticipated by management may also materially and adversely affect the plan of conversion and reorganization as well as NCRIC Group's results of operations.

About NCRIC Group

NCRIC Group, Inc. is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services and employee benefit plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC Group, Inc. has offices in Richmond, Fredericksburg and Lynchburg, Virginia as well as Greensboro, North Carolina and provides services to more than 4,500 clients. Its primary insurance subsidiary, NCRIC, Inc., is rated A- (Excellent) by A.M. Best Company.

For further information, contact R. Ray Pate, Jr., President and CEO, 1115 30th Street, NW, Washington, D.C. 20007, or consult NCRIC's web site, www.ncric.com.
                                       ###
February 21, 2003